EXHIBIT 3.1

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the Corporation formerly known as Allscripts-Misys Healthcare Solutions, Inc. is hereby amended to be ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).

2. The Corporation was originally incorporated under the name Allscripts Holding, Inc. by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on July 11, 2000. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 25, 2000. A Second Amended and Restated Certificate of Incorporation changing the name of the Corporation from Allscripts Healthcare Solutions, Inc. to Allscripts -Misys Healthcare Solutions, Inc., was filed with the Secretary of State of the State of Delaware on October 10, 2008. A Third Amended and Restated Certificate of Incorporation increasing the number of authorized shares was filed with the Secretary of State of the State of Delaware on August 9, 2010.

3. The Corporation’s Third Amended and Restated Certificate of Incorporation is hereby amended and restated pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by reference (Exhibit A and this Certificate collectively constituting the Corporation’s Fourth Amended and Restated Certificate of Incorporation).

4. This amendment and restatement of the Third Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented to the adoption of such amendment and restatement.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Fourth Amended and Restated Certificate of Incorporation of the Corporation on the 23rd day of August, 2010.

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Glen Tullman
Name:	Glen Tullman
Title:	Chief Executive Officer

EXHIBIT A

FOURTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

(the “Certificate of Incorporation”)

FIRST. The name of the corporation is ALLSCRIPTS HEALTHCARE SOLUTIONS, INC. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD. The nature of the business and the objects and purposes to be conducted or promoted by the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH.

1. Authorized Shares. The total number of shares of stock of all classes which the Corporation shall have authority to issue is three hundred fifty million (350,000,000), of which one million (1,000,000) shall be shares of Preferred Stock with a par value of $0.01 per share (“Preferred Stock”), and three hundred forty-nine million (349,000,000) shall be shares of Common Stock with a par value of $0.01 per share (“Common Stock”).

2. Preferred Stock.

(a) The Preferred Stock shall be issuable in series, and in connection with the issuance of any series of Preferred Stock and to the extent now or hereafter permitted by the laws of the State of Delaware, the designation of each series, the stated value of the shares of each series, the dividend rate or rates of each series (which rate or rates may be expressed in terms of a formula or other method by which such rate or rates shall be calculated from time to time) and the date or dates and other provisions respecting the payment of dividends, the provisions, if any, for a sinking fund for the shares of each series, the preferences of the shares of each series in the event of the liquidation or dissolution of the Corporation, the provisions, if any, respecting the redemption of the shares of each series and, subject to requirements of the laws of the State of Delaware, the voting rights (except that such shares shall not have more than one vote per share), the terms, if any, upon which the shares of each series shall be convertible into or exchangeable for any other shares of stock of the Corporation and any other relative, participating, optional or other special rights, preferences, powers, and qualifications, limitations or restrictions thereof, of the shares of each series, shall, in each case, be fixed by resolution of the Board of Directors.

(b) Preferred Stock of any series redeemed, converted, exchanged, purchased, or otherwise acquired by the Corporation shall constitute authorized but unissued Preferred Stock.

(c) All shares of any series of Preferred Stock, as between themselves, shall rank equally and be identical (except that such shares may have different dividend provisions); and all series of Preferred Stock, as between themselves, shall rank equally and be identical except as set forth in the resolutions authorizing the issuance of such series.

3. Common Stock.

(a) After dividends to which the holders of Preferred Stock may then be entitled under the resolutions creating any series thereof have been declared and after the Corporation shall have set apart the amounts required pursuant to such resolutions for the purchase or redemption of any series of Preferred Stock, the holders of Common Stock shall be entitled to have dividends declared in cash, property, or other securities of the Corporation out of any profits or assets of the Corporation legally available therefor, if, as and when such dividends are declared by the Corporation’s Board of Directors upon an affirmative vote of a majority of the entire Board of Directors.

(b) In the event of the liquidation or dissolution of the Corporation’s business and after the holders of Preferred Stock shall have received amounts to which they are entitled under the resolutions creating such series, the holders of Common Stock shall be entitled to receive ratably the balance of the Corporation’s assets available for distribution to stockholders.

(c) Each share of Common Stock shall be entitled to one vote upon all matters upon which stockholders have the right to vote, but shall not be entitled to vote for the election of any directors who may be elected by vote of the Preferred Stock voting as a class if so provided in the resolution creating such Preferred Stock pursuant to Article FOURTH, Section 2(a) hereof.

4. Preemptive Rights. Except as expressly agreed in writing by the Corporation, no holder of any shares of the Corporation by reason of such stockholder holding shares of any class or series of capital stock of the Corporation shall have any preemptive right to subscribe for or to acquire any additional shares of the Corporation of the same or of any other class whether now or hereafter authorized or any options or warrants giving the right to purchase any such shares, or any bonds, notes, debentures or other obligations convertible into any such shares.

FIFTH. The Corporation is to have perpetual existence.

SIXTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

SEVENTH.

1. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock to elect directors as a class, the number of directors of the Corporation shall be fixed from time to time exclusively by the affirmative vote of a majority of the Board of Directors; provided, however, that for the three-year period commencing on the date on which the transactions contemplated by the Agreement and Plan of Merger, dated as of June 9, 2010, among the Corporation, Arsenal Merger Corp. and Eclipsys Corporation (as may be amended from time to time, the “Eclipsys Merger Agreement”) are consummated (the “Eclipsys Closing”), the number of directors of the Corporation shall be fixed from time to time during such three-year period solely by the affirmative vote of no less than a two-thirds majority of the entire Board of Directors (a “Supermajority Vote”); provided, further, that, if during such three-year period, the number of Directors that Misys plc (“Misys”) shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement (as defined below) is permanently reduced to one (1) or zero (0), then the number of directors of the Corporation shall be fixed at nine (9) during such three-year period unless a different number is approved by the Board of Directors by a Supermajority Vote. Notwithstanding the foregoing, the Board of Directors shall not fix the number of directors in a manner that would prevent any of the Misys Nominating Committee, Eclipsys Nominating Committee or Allscripts Nominating Committee from exercising the authority of each such committee provided for in Article SEVENTH, Section 6 hereof. At each annual meeting of the stockholders of the Corporation, directors shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the immediately following year.

2. Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the By–Laws of the Corporation.

3. Except as may otherwise be fixed by resolution pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock and except as set forth in Article SEVENTH, Section 6 hereof, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or any other cause shall be filled exclusively by the affirmative vote of a majority of the remaining directors then in office, though less than a quorum, or by a sole remaining director. Any director appointed in accordance with the preceding sentence or Article SEVENTH, Section 6 hereof shall hold office for a term expiring at the annual meeting of the stockholders following such director’s appointment.

4. Subject to any rights of the holders of Preferred Stock to elect directors as a class, a director may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power present in person, by remote communication or represented by proxy at a meeting of stockholders.

5. In furtherance of the powers conferred by statute, the Board of Directors is expressly authorized and shall have sole authority, by affirmative vote of the majority of the entire Board of Directors to approve the annual operating budget and the capital budget, and any material changes to either.

6. Committees.

(a) The Board of Directors may, pursuant to this Certificate of Incorporation, or the By-Laws or by resolution approved by the majority of the Board of Directors, designate one or more committees, which, to the extent provided in this Certificate of Incorporation, the By-Laws or by resolution, to the fullest extent permitted by law, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. These committees shall include, but are not limited to an Audit Committee, a Nominating and Governance Committee, a Compensation Committee and such other committees as determined by the Board of Directors.

(b) (i) Upon the closing of the transactions contemplated by the Eclipsys Merger Agreement, each of the Audit Committee, Compensation Committee and Nominating and Governance Committee of the Board of Directors of the Corporation shall be comprised of a majority of Allscripts Directors (as defined below, and, for the avoidance of doubt, a Misys Director (as defined below) shall not constitute an Allscripts Director) and at least one Eclipsys Director (as defined below), and (ii) the Nominating and Governance Committee shall include one (1) Misys Director in accordance with, and to the extent required by, the Amended and Restated Relationship Agreement, dated as of August 20, 2010 (as may be amended from time to time, the “Relationship Agreement”), between the Corporation and Misys, which Misys Director shall meet, with respect to the Corporation, the criteria for independence established by the Nasdaq National Market; provided, that if no Misys Director meets such criteria for independence with respect to the Corporation, then the Nominating and Governance Committee shall not include any Misys Director.

(c) Subject to Article SEVENTH, Section 6(d), the Corporation shall have a Misys Nominating Committee, which shall consist only of directors that have been nominated by Misys pursuant to Section 3 of the Relationship Agreement or appointed pursuant to this Article SEVENTH, Section 6(c) (the “Misys Directors”). The Misys Nominating Committee shall have the following powers and responsibilities: (i) the sole authority to nominate to the Board of Directors up to two (2) Directors in accordance with Section 3 of the Relationship Agreement to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation; provided, however, that if the number of Directors that Misys shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement is permanently reduced to one (1), then the number of Directors that the Misys Nominating Committee shall have the authority to nominate shall be permanently reduced to one (1); provided, further, that if at any time the number of Directors that Misys shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement is permanently reduced to zero, then, the Misys Nominating Committee shall permanently cease to have the authority to nominate any Directors to stand for election by stockholders; and (ii) for so long as the Misys Nominating Committee has the authority to nominate directors to be elected by the stockholders pursuant to subclause (i) above, in the event of the death, resignation, disqualification or removal of a Misys Director, other than the resignation or removal of such Misys Director pursuant to Section 3 of the Relationship Agreement, the sole authority to appoint a Director to fill such vacancy on the

Board of Directors. In the event of the death, resignation, disqualification or removal of a Misys Director, other than the resignation or removal of such Misys Director pursuant to Section 3 of the Relationship Agreement, at a time at which Misys retains the authority to nominate at least one (1) Director for election by the stockholders in accordance with Section 3 of the Relationship Agreement and there are no remaining Misys Directors serving on the Misys Nominating Committee, then Misys shall have the right to recommend to the Nominating and Governance Committee a person to fill such vacancy and the Nominating and Governance Committee shall, in accordance with Section 3.2 of the Relationship Agreement and applicable law, appoint such person to the Board of Directors to fill the vacancy.

(d) In the event that Misys’s right to nominate Directors for election by stockholders is permanently reduced or eliminated as set forth in Section 3 of the Relationship Agreement then (i) the term of the appropriate number of Misys Directors shall automatically terminate and such Misys Directors shall resign or be removed in accordance with the Relationship Agreement and (ii) the vacancies resulting therefrom shall be filled by the affirmative vote of a majority of the remaining Directors then in office, though less than a quorum, or by a sole remaining Director, to serve until the next annual meeting of stockholders. In the event that the Misys Nominating Committee permanently ceases to have authority to nominate any Directors for election by stockholders as set forth in Article SEVENTH, Section 6(c)(i) above, the Misys Nominating Committee shall be dissolved and Article SEVENTH, Sections 6(b)(ii), (c) and (d) shall no longer be in effect.

(e) Subject to the proviso of this Article SEVENTH, Section 6(e), upon the closing of the transactions contemplated by the Eclipsys Merger Agreement, the Corporation shall have an Eclipsys Nominating Committee, which shall initially consist of up to three (3) of the Eclipsys Directors (as defined below), and shall have the sole authority to (i) nominate to the Board of Directors up to three (3) Directors to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation and (ii) appoint to the Board of Directors replacements for vacancies of Eclipsys Directors (and vacancies on committees on which such Eclipsys Director served) resulting from the death, resignation, disqualification, removal or other cause of any Eclipsys Director; provided, however, that (x) the authority of the Eclipsys Nominating Committee to nominate to the Board of Directors candidates to stand for election by stockholders shall terminate after the Eclipsys Nominating Committee nominates candidates to stand for election at the Corporation’s 2011 annual meeting of stockholders and (y) the authority of the Eclipsys Nominating Committee to appoint to the Board of Directors replacements for vacancies of Eclipsys Directors (and vacancies on committees on which such Eclipsys Director served) resulting from the death, resignation, removal or other cause of any Eclipsys Director shall terminate upon the date of the Corporation’s 2011 annual meeting of stockholders. The Eclipsys Nominating Committee shall be dissolved and this Article SEVENTH, Section 6(e) shall no longer be in effect on the earlier of (i) the date on which no Eclipsys Directors are serving on the Board of Directors and (ii) the date immediately following the date that voting on the election of directors occurs as part of the Corporation’s 2011 annual meeting of stockholders. Any Director serving on the Eclipsys Nominating Committee shall meet, with respect to the Corporation, the criteria for independence established by the Nasdaq National Market. “Eclipsys Directors” shall mean the three (3) directors designated by Eclipsys Corporation in accordance with the Eclipsys Merger Agreement to serve on the Board of Directors and each other person nominated or appointed to the Board of Directors pursuant to this Article SEVENTH, Section 6(e).

(f) Subject to the proviso of this Article SEVENTH, Section 6(f), upon the closing of the transactions contemplated by the Eclipsys Merger Agreement, the Corporation shall have an Allscripts Nominating Committee, which shall initially consist of up to three (3) of the Allscripts Directors (as defined below), and shall have the sole authority to (i) nominate to the Board of Directors up to four (4) Directors to stand for election by stockholders in accordance with this Certificate of Incorporation and the By-Laws of the Corporation and (ii) appoint to the Board of Directors replacements for vacancies of Allscripts Directors (and vacancies on committees on which such Allscripts Director served) resulting from the death, resignation, disqualification, removal or other cause of any Allscripts Director; provided, however, that (x) the authority of the Allscripts Nominating Committee to nominate to the Board of Directors candidates to stand for election by stockholders shall terminate after the Allscripts Nominating Committee nominates candidates to stand for election at the Corporation’s 2011 annual meeting of stockholders and (y) the authority of the Allscripts Nominating Committee to appoint to the Board of Directors replacements for vacancies of Allscripts Directors (and vacancies on committees on which such Allscripts Director served) resulting from the death, resignation, removal or other cause of any Allscripts Director shall terminate upon the date of the Corporation’s 2011 annual meeting of stockholders. The Allscripts Nominating Committee shall be dissolved and this Article SEVENTH, Section 6(f) shall no longer be in effect on the earlier of (i) the date on which no Allscripts Directors are serving on the Board of Directors and (ii) the date immediately following the date that voting on the election of directors occurs as part of the Corporation’s 2011 annual meeting of stockholders. Any Director serving on the Allscripts Nominating Committee shall meet, with respect to the Corporation, the criteria for independence established by the Nasdaq National Market. “Allscripts Directors” shall mean the four (4) directors designated by Allscripts in accordance with the Eclipsys Merger Agreement to serve on the Board of Directors and each other person nominated or appointed to the Board of Directors pursuant to this Article SEVENTH, Section 6(f).

(g) If, during the three-year period commencing on the date of the Eclipsys Closing, a vacancy is created on the Board of Directors as a result of (i) the death, resignation, disqualification, removal or other cause of the Independent Director (as defined in the Eclipsys Merger Agreement) or (ii) the number of Directors that Misys shall have the authority to nominate in accordance with Section 3 of the Relationship Agreement is permanently reduced to zero (0), such vacancy shall be filled by the affirmative vote of a majority of the members of the Nominating and Governance Committee of the Board of Directors.

7. Subject to any limitation in the By-Laws, the members of the Board of Directors shall be entitled to reasonable fees, salaries, or other compensation for their services, as determined from time to time by the Board of Directors, and to reimbursement for their expenses as such members. Nothing herein contained shall preclude any director from serving the Corporation or its subsidiaries or affiliates in any other capacity and receiving compensation therefor.

8. Except as otherwise required by law, special meetings of the stockholders may be called only by the Chairman of the Board of Directors or the Board of Directors in the manner provided in the By-Laws of the Corporation. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting in the manner provided in the By-Laws.

EIGHTH. Both stockholders and directors shall have power, if the By-Laws so provide, to hold their meetings and to have one or more offices within or without the State of Delaware.

Except as may otherwise be fixed by resolution approved by a majority of the Board of Directors pursuant to the provisions of Article FOURTH hereof relating to the rights of the holders of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected at a duly called annual or special meeting of such stockholders and may not be effected only by consent in writing by such stockholders.

NINTH. Subject to Article VIII of the By-Laws of the Corporation, the Board of Directors is expressly authorized to adopt, amend or repeal the By-Laws of the Corporation by the affirmative vote of a majority of the entire Board of Directors.

TENTH.

1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware, or any other applicable law, is amended to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, or any other applicable law, as so amended. Any repeal or modification of this Article TENTH, Section 1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

2.	(a) Each person who has been or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter an “Indemnitee”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, or any other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith and such indemnification shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in paragraph (b) of this Article TENTH, Section 2 with respect to proceedings seeking to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article TENTH, Section 2 shall be a contract right. In addition to the right of indemnification, an Indemnitee shall have the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law of the State of Delaware, or any other applicable law, requires, the payment of such expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such Indemnitee to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article TENTH, Section 2 or otherwise.

(b) If a claim under paragraph (a) of this Article TENTH, Section 2 is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the General Corporation Law of the State of Delaware, or any other applicable law, for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, stockholders or independent legal counsel) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, or any other applicable law, nor an actual determination by the

Corporation (including its Board of Directors, stockholders or independent legal counsel) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(c) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in paragraph (b) of this Article TENTH, Section 2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By–Laws, agreement, vote of stockholders or disinterested directors or otherwise.

(d) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware, or any other applicable law.

(e) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH, Section 2 with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

(f) Any repeal or modification of this Article TENTH, Section 2 shall not adversely affect any right or protection of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification.

ELEVENTH. As used in this Certificate of Incorporation, the term the “majority of the entire Board of Directors” means the majority of the total number of directors which the Corporation would have if there were no vacancies, and the term “majority of the Board of Directors” means the majority of the directors present and voting.

TWELFTH. The Corporation has elected to be governed by Section 203 of the General Corporation Law of the State of Delaware.

THIRTEENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute; provided, however, that for so long as Misys retains the authority to nominate at least one Director for election by the stockholders in accordance with Section 3 of the Relationship Agreement and pursuant to Article SEVENTH, Section 6(c) hereof, then Article SEVENTH, Sections 3, 6(b)(ii), 6(c) and 6(d) and this Article THIRTEENTH with respect to such Sections, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only with the affirmative vote of a majority of the entire Board of Directors and the unanimous vote of the Misys Directors or, so long as Misys retains the authority to nominate at least one (1) Director for election by the stockholders in accordance with Section 3 of the Relationship Agreement and pursuant to Article SEVENTH, Section 6(c) hereof and no Misys Director is currently serving, with the written consent of Misys; provided, further, that, for so long as the Eclipsys Nominating Committee retains the authority to nominate Directors for election by the stockholders and appoint replacements of Eclipsys Directors pursuant to Article SEVENTH, Section 6(e) hereof, then Article SEVENTH, Section 6(e) and this Article THIRTEENTH with respect to such Section, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only with the affirmative vote of a majority of the members of the Eclipsys Nominating Committee and the affirmative vote of a majority of the entire Board of Directors; provided, further, that, for so long as the Allscripts Nominating Committee retains the authority to nominate Directors for election by the stockholders and appoint replacements of Allscripts Directors pursuant to Article SEVENTH, Section 6(f) hereof, then Article SEVENTH, Section 6(f) and this Article THIRTEENTH with respect to such Section, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only with the affirmative vote of a majority of the members of the Allscripts Nominating Committee and the affirmative vote of a majority of the entire Board of Directors; provided, further, that, for the three-year period commencing on the Eclipsys Closing Date, Article SEVENTH, Section 1, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only upon the approval of the Board of Directors by a Supermajority Vote; provided, further, that, the penultimate sentence of Article SEVENTH, Section 1 may not be amended with respect to any of the Misys Nominating Committee, Eclipsys Nominating Committee or Allscripts Nominating Committee so long as such committee retains the authority to nominate Directors for election by the stockholders and appoint replacements of Directors pursuant to Article SEVENTH, Section 6 hereof; provided, further, that, until the date of the Corporation’s 2011 annual meeting of the stockholders, Article SEVENTH, Section 3, in addition to any other vote required by law or this Certificate of Incorporation, may be amended only upon the approval of the Board of Directors by a Supermajority Vote.